Exhibit 99.1

For Release:	Immediately

Parker Contacts:	Media –
	Lorrie Paul Crum, VP—Corp. Communications	216/896-2750	After hours: 330/666-4196
lcrum@parker.com

Financial Analysts –
	Pamela Huggins, VP & Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol:	Parker Hannifin – PH:NYSE

PARKER HANNIFIN COMPLETES ACQUISITION OF DENISON INTERNATIONAL

•    DENISON ADDS HYDRAULIC LEADERSHIP IN EUROPE AND ASIA

CLEVELAND and MARYSVILLE, Ohio: Feb. 12, 2004 – Parker Hannifin Corporation (NYSE: PH) and Denison International plc (NASDAQ: DENHY) today announced the successful completion of Parker’s tender offer to purchase all of the outstanding shares of Denison for $24.00 per share in cash without interest, including all of the outstanding A Ordinary Shares (par value of 8.00 pounds Sterling per share) and Ordinary Shares (par value of $0.01 per share), including those represented by American Depositary Shares, that were outstanding at any time during the offer.

“We are extremely pleased to welcome Denison into Parker’s worldwide family of leading motion-control technologies,” said President and CEO Don Washkewicz. “Denison’s excellent performance and established leadership in Europe and Asia will make us stronger, and accelerate our growth momentum in these regions.”

Parker Hydraulics Group President Lee Banks said Denison, which had annual revenues of approximately $180 million, will operate as a division of the Hydraulics Group. Denison employs approximately 1,150 people in Europe, Asia and North America, with 61 percent of revenues in Europe, where the business consistently achieves strong profit margins. Among Denison’s specialized technologies are hydraulic vane pumps, hydrostatics and an innovative, digitally controlled fan-drive system.

“We are absolutely dedicated to growing the Denison business,” said Banks. “We’ll move quickly to integrate back-office systems, but top priority will be to serve our customers while keeping the strong operating performance of the business intact. We can learn a lot from the people who have made this business a leading performer in Europe, and we have tremendous opportunity to grow the business further, especially given robust demand in the industrial and mobile markets of Asia, and our number-one position in the Americas.”

Parker acquired Denison’s cash in closing the transaction. As of December 31, 2003, Denison’s balance sheet reflected $61.7 million in cash with $0.7 million in notes payable.

In the offer, which commenced on December 19, 2003 and expired at 8 a.m. (ET) today, February 12, 2004, a total of 6,973 A Ordinary Shares and 10,163,704 Ordinary Shares (including American Depository Shares) were validly tendered and not withdrawn (with 2,600 of these Ordinary Shares tendered pursuant to guaranteed delivery procedures). These totals represent approximately 99 percent of Denison’s outstanding A Ordinary Shares and approximately 96 percent of Denison’s outstanding Ordinary Shares, including those represented by American Depository Shares. Parker intends to exercise its right to acquire compulsorily the remaining outstanding A Ordinary Shares and Ordinary Shares for $24.00 per share in cash, pursuant to sections 428 and 430 F of the UK Companies Act 1985.

Denison International plc is an industrial manufacturer and service provider for highly engineered hydraulic fluid power systems and components. For more information about Denison and its products, please visit www.denisonhydraulics.com.

With annual sales of $6 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. Parker employs more than 45,000 people in 44 countries around the world. Parker has increased annual dividends paid to shareholders for 47 consecutive years, which is among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit Parker’s web site at www.parker.com, or its investor information site at www.phstock.com.

Forward-Looking Statements:

Parker Hannifin:

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks, including the ability to promptly consummate the compulsory acquisition. All statements regarding future performance, earnings projections, events or developments, including expectations relating to Parker’s success and timing in integrating the acquisition of Denison, the realization of growth and earnings opportunities arising out of such acquisition and the maintenance of customer relationships throughout the integration process, as well as the compulsory acquisition and its timing, are forward-looking statements. It is possible that the future performance of the company may differ materially from current expectations depending on economic conditions within its industrial markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; and global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

Denison International:

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those currently anticipated. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and Denison International plc undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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